Monday May 3, 2010

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES FIRST QUARTER 2010 RESULTS

Lakeville, Connecticut, May 3, 2010 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2010.

Net income available to common shareholders was $479,000, or $0.28 per common share, for the first quarter ended March 31, 2010 compared with $1,081,000, or $0.64 per common share, for the first quarter of 2009.

Net income available to common shareholders for the first quarter of 2010 is net of preferred stock dividends of $115,000.

Net interest income for the first quarter of 2010 decreased by $140,000, or 3%, from the first quarter of 2009. Average earning assets grew $55.3 million, or 12%, over the period, as a result of significant deposit growth, of which increase $32.5 million was invested in short term funds. The net interest margin (tax equivalent) declined 52 basis points to 3.25% compared with 3.77% a year ago due to several factors. The average yield on securities declined 103 basis points, due to the re-pricing of callable Agency bonds, increased prepayments on mortgage backed securities and lower volume. The increase in holdings of short-term funds also had a dilutive effect on the net interest margin of approximately 15 basis points.

The provision for loan losses for the first quarter of 2010 was $180,000, compared with $430,000 for the first quarter of 2009, which included a provision for emerging risks or unallocated reserves. Net loan charge-offs were $4,000 and $149,000, for the respective periods.

Non-interest income for the first quarter of 2010 decreased $480,000, or 30%, due to several one-time benefits in the first quarter of 2009, including $427,000 of securities gains, a $71,000 market adjustment gain from the re-financing of Bank Owned Life Insurance, and a $41,000 mortgage servicing rights impairment benefit. Income from sales of mortgage loans decreased $22,000 in the first quarter of 2010 due to lower loan origination volume. Loan sales were $4.4 million and $6.9 million, respectively for the 2010 and 2009 periods. Service fees and charges increased $71,000, or 18%, in the first quarter of 2010 due to higher interchange, overdraft and other fees. Trust and Wealth Advisory revenues were substantially unchanged.

Non-interest expense for the first quarter of 2010 increased $301,000, or 7%, due primarily to higher facilities expenses due to the opening of the Millerton branch in January 2010, increased FDIC insurance premiums, data processing and other operating expenses resulting from deposit and loan growth, and increased expenses for professional services, including audit.

The effective income tax rate for the first quarter of 2010 was 11.80%, compared with 19.58% for the first quarter of 2009. The decrease in the effective rate resulted from a higher proportion of tax-exempt income to total income in the 2010 period.

Loan credit quality showed signs of deterioration during the first quarter, reflecting the weakness in the regional economy. Non-performing assets increased $4.6 million to $12.3 million, or 2.19% of assets, compared with $7.7 million, or 1.37% of assets, at December 31, 2009. Of this increase, $3.9 million are classified as troubled debt restructurings. At March 31, 2010, 69% of non-accrual loans were current with respect to loan payments.

During the first quarter of 2010, Salisbury restructured loans of $4.4 million. At March 31, 2010 Salisbury had accruing loans of $5.0 million classified as troubled debt restructurings, of which 95% were current with respect to loan payments and 5% were past due less than 30 days. At December 31, 2009, accruing loans classified as troubled debt restructurings totaled $4.6 million

During the first quarter of 2010 loans past due 30 days or more increased $3.5 million to $11.9 million, or 3.6% of loans, at March 31, 2010. Of this increase $2.2 million, or 63%, are on non-accrual status and included in non-performing assets, and $1.3 million, or 37%, are accruing and none of which are classified as troubled debt restructurings.

At March 31, 2010, the allowance for loan losses was $3.6 million, or 1.10% of gross loans, substantially unchanged as compared with $3.5 million, or 1.05% of loans, at December 31, 2009. Net loan charge-offs remain minimal, at $4,000, $17,000 and $148,000 for the first quarter of 2010, fourth quarter of 2009 and first quarter of 2009, respectively. Approximately 92% of non-performing loans at March 31, 2010 are secured by real estate.

All regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2010 the Bank’s Tier 1 leverage and total risk-based capital ratios were 6.68% and 10.36%, respectively, compared with regulatory “well capitalized” minimums of 6.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 8.40% and 12.75%, respectively. Salisbury’s higher ratios reflect the inclusion of the Treasury’s CPP investment, all of which has been retained at the holding company level.

President and Chief Executive Officer Richard J. Cantele, Jr. stated, “Our market and customers have not been immune to the effect of the weakness in the regional and national economy. As a “main street” community bank we are committed to work with our small business and retail customers during these difficult economic times and provide a financial lifeline while balancing credit risk. A year ago, we chose to participate in the US Treasury’s Capital Purchase Program and issued $8.8 million of preferred stock. To date we have retained 100% of this capital at our holding company, and the Bank continues to meet regulatory “well capitalized” standards. The availability of this capital has enabled the Bank to continue to grow with confidence and provide needed liquidity during this period of economic weakness. I remain confident in the long term fundamentals of our core business as reflected in the growth of our balance sheet over the past year.”

At March 31, 2010, Salisbury’s assets totaled $563 million. During the first quarter of 2010 loans receivable grew $2.5 million, or 1%, while deposits grew $4.4 million, or 1%.

At March 31, 2010, book value and tangible book value per common share were $26.21 and $19.55, respectively. Tangible book value excludes goodwill and core deposit intangible.

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $.28 per common share quarterly cash dividend at their April 30, 2010 meeting. The dividend will be paid on May 26, 2010 to shareholders of record as of May 12, 2010.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month period ended March 31,
STATEMENT OF INCOME	2010	2009
Interest and dividend income	$6,019	$6,460
Interest expense	1,983	2,284
Net interest income	4,036	4,176
Provision for loan losses	180	430
Gains on securities, net	-	427
Trust and wealth advisory	545	540
Service charges and fees	469	398
Gains on sales of mortgage loans, net	60	82
Mortgage servicing, net	15	42
Other	57	137
Non-interest income	1,146	1,626
Compensation	2,217	2,191
Premises and equipment	515	484
Data processing	408	383
Professional fees	402	356
FDIC insurance	171	114
Marketing and community contributions	88	76
Amortization of core deposit intangibles	56	41
Other	472	383
Non-interest expense	4,329	4,028
Income before income taxes	673	1,344
Income tax provision	79	263
Net income	594	1,081
Net income available to common shareholders	479	1,081
Per common share
Basic and diluted earnings	$0.28	$0.6
Common dividends paid	0.28	0.28
Statistical data
Net interest margin (fully tax equivalent)	3.25%	3.77%
Efficiency ratio (fully tax equivalent)	78.13	65.82
Return on average assets	0.34	0.87
Return on average common shareholders’ equity	4.34	11.07
Weighted average equivalent common shares outstanding, diluted	1,687	1,686

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	March 31, 2010	December 31, 2009	March 31, 2009
Total assets	$563,118	$562,347	$506,140
Loans receivable, net	329,599	327,257	298,333
Allowance for loan losses	3,649	3,473	3,005
Securities	172,271	151,125	155,009
Cash and cash equivalents	19,729	43,298	7,601
Goodwill and intangible assets, net	11,238	11,293	10,953
Demand (non-interest bearing)	68,852	70,026	63,449
Demand (interest bearing)	50,148	43,845	22,938
Money market	68,317	64,477	67,741
Savings and other	88,699	86,316	73,265
Certificates of deposit	146,473	153,539	139,371
Deposits	422,489	418,203	366,764
Federal Home Loan Bank advances	75,356	76,364	78,598
Repurchase agreements	7,973	11,415	9,081
Shareholders' equity	53,023	52,355	46,258
Non-performing assets	12,339	7,720	6,693
Per common share
Book value	$26.21	$25.81	$22.21
Tangible book value	19.55	19.12	15.71
Statistical data
Non-performing assets to total assets	3.16%	1.37%	1.32%
Allowance for loan losses to total loans	1.10	1.05	1.10
Allowance for loan losses to non-performing loans	30.25	46.65	47.89
Common shareholders' equity to assets	9.42	9.31	9.14
Tangible common shareholders' equity to assets	5.85	7.30	6.98
Tier 1 leverage capital	8.40	8.39	9.54
Total risk-based capital	12.75	12.86	14.55
Common shares outstanding, net (period end)	1,687	1,686	1,686